As filed with the SEC on November 6, 2001 SEC Registration No. *

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAXIM MORTGAGE CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction)

6163
(Primary Standard Industrial Identification)

58-2565680
(IRS Employer Code)

10325 Summer Creek Drive
Alpharetta, Georgia 30022
(678)-867-0960

(Address and telephone number of registrant's principal
executive offices and principal place of business)

Joel Arberman
10325 Summer Creek Drive
Alpharetta, Georgia 30022
(678)-867-0960

(Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale
to the public: As soon as practicable after
this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $.0001 per share	10,000,000	$ 0.05	$500,000	$125

This registration statement registers the sale of 10,000,000 shares of common stock by Maxim Mortgage Corporation at $0.05 per share.

In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The proposed maximum offering price per share and the proposed maximum aggregate offering price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

As filed with the SEC on November 6, 2001 SEC Registration No. *

Maxim Mortgage Corporation

Up to 10,000,000 common shares offered by us

There is no public market for our shares
and we cannot provide any assurance that a market will develop.

We are offering a maximum of 10,000,000 common shares for sale at $0.05 per share on a best-efforts basis and without the assistance of an underwriter. There is no minimum amount of shares we must sell and no money raised from the sale of our stock will go into escrow, trust or any other similar arrangement.

Unless we decide to cease selling efforts at a prior date, we will close the offering on the earlier of (1) the date all of the 10,000,000 shares are sold, or (2) November 6, 2002, unless we decide to cease selling efforts prior to this date.

This is a very risky investment. We have described these risks under the caption "risk factors" beginning on page 7.

	Price to public	Underwriting discounts	Proceeds to the company
Per share	$0.05	none	$0.05
Total maximum	$500,000	none	$500,000

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2001

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this prospectus in connection with the offering described here, and if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered by this prospectus to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since this date.

Until we cease selling efforts, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "risk factors".

OUR COMPANY

Our business.

We are a development stage company that intends to engage in the brokerage, origination and sale of mortgage loans secured by residential or commercial real estate. We currently employ two full-time persons.

Our market.

We expect to begin offering our mortgage services once we are licensed by the State of Georgia, which we expect in January of 2002. At that time, we will be able to establish relationships with lenders, and our employees can begin marketing our services.

Our name and address.

Our principal executive offices are located at 10325 Summer Creek Drive, Alpharetta, Georgia 30022. Our telephone number at that location is (678)-867-0960. Our corporate web site, a work in process, can be located at http://www.maximmortgagecorp.com.

Additional considerations about us.

We are a development stage enterprise. Since incorporation, we have generated interest income of $3,966 but have not generated any revenues and have an accumulated deficit of $53,554. As of October 26, 2001, we had approximately $129,000 in cash and no significant assets. Accordingly, there exists substantial doubt as to our ability to continue as a going concern.

THE OFFERING

Plan of distribution.

We are offering a maximum of 10,000,000 shares on a best-efforts basis directly to the public through our president. There is no minimum amount of shares we must sell, and no money raised from the sale of our stock will go into escrow, trust or any other similar arrangement.

Offering.

We are offering 10,000,000 shares for sale at $0.05 per share. We currently have 36,034,000 shares outstanding, and there will be a maximum of 46,034,000 shares outstanding after the offering. Our shares outstanding do not include up to 10,000,000 shares issuable upon exercise of stock options that may be issued under our 2001 Stock Option Plan. As of the date of this prospectus, we have not granted any stock options.

Use of proceeds.

We intend to use the net proceeds of this offering for general and administrative expenses, sales and marketing, and for working capital.

Dilution to new investors.

Investors will experience immediate and substantial dilution in the value of their shares after purchase. After giving effect to the sale of the maximum of 10,000,000 shares and the receipt of $500,000 in cash, our adjusted net tangible book value at September 30, 2001 would have been approximately $584,696 or $0.01 per share. This represents an immediate dilution of $0.04, or 80% per common share to new investors.

Additional considerations about our offering.

This is a no minimum offering. Accordingly, as shares are sold, we will use the money raised for our activities. We will close the offering on the earlier of (1) the date all of the 10,000,000 shares are sold, or (2) November 6, 2002 unless we decide to cease selling efforts prior to this date. We cannot be certain that we will be able to sell sufficient shares to fund our operations adequately.

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock. These risks include:

We cannot assure you that we will be able to continue as a going concern.

There is substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependent upon our obtaining additional financing for our operations. Without additional funding we could be only partially successful in implementing our business plan, or, in a worst-case scenario, we would be out of business entirely. Therefore, shareholders are accepting a high probability of losing their investment.

We cannot assure you that we will become profitable since we have no revenue and plan to increase our expenses to develop our business.

Our limited operating history, lack of revenue to date and the uncertainty of the market in which we operate, make any prediction of our future results of operations difficult or impossible. We expect to considerably increase our operating expenses in the future, particularly expenses in payroll, sales and marketing and general corporate expenses. You may lose all or substantially all of your investment if we are unable to generate a profit.

We need additional capital to fund our operations until we are able to generate a profit.

We do not expect that our revenue will cover our expenses during the next year. As a result, we expect to incur significant losses and expect that will require us to raise additional capital. We cannot assure you that we will be able to raise additional capital. If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below the offering price. Our inability to raise capital could require us to significantly curtail our operations.

If we fail to sell all the stock we are trying to sell, our ability to expand and complete our business plan will be materially affected, and you may lose all of your investment.

Since this is a direct public offering, there is no underwriter. We will conduct this offering as a direct public offering, meaning there is no guarantee as to how much money we will be able to raise through the sale of our stock. Our president, Joel Arberman, will be selling our shares and he has limited prior experience in selling securities. Since our president has limited experience in selling securities, we may not be able to sell all of the shares we are offering.

Since there is no trading market for our common stock, you may not be able to resell any of the shares you purchase or may have to sell your shares at a substantially reduced price.

Our common stock is not currently eligible for trading on any stock exchange, and there can be no assurance that our common stock will be listed on any stock exchange in the future. We intend to apply for listing on the Nasdaq Over-the-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system.

This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of "bid" and "ask" quotations; lower trading volume; and general market conditions. If no market for our shares materializes, you may not be able to sell your shares or may have to sell your shares at a significantly lower price.

We may have to cease our operations if we lose our key officer.

Mr. Arberman, our president, originated our plan, and we continue to be dependent on his efforts to oversee our operations and our sales and marketing efforts. If we lose his services and cannot find a suitable replacement, we may have to cease operations. We do not have insurance covering his life. The success of our company is entirely dependent on his efforts.

If we receive no or nominal proceeds from this offering, we will not remain as a viable going concern, and you would lose your entire investment.

We are depending on the funds we anticipate raising from this offering to cover our operating losses until we are able to generate a profit. If we raise nominal or no proceeds from this offering, we would not be able to implement any part of our business plan, we would be forced to cease operations, and you would lose your entire investment.

If we are not able to locate lenders willing to underwrite the loans we originate, we will not be able to begin marketing our services or generate sales, and you would lose your entire investment.

Our services require that we secure lenders willing to underwrite the loans we originate before we can begin marketing them. We will never generate a profit if we are not able to begin marketing and generate sales. You will lose your entire investment if we are unable to locate and retain sufficient lenders to underwrite our loans.

Our sole officer and director has significant control over stockholder matters, which will restrict the ability of minority stockholders to influence our activities.

Our sole officer and director controls the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. After the closing of this offering, if we sell all of the shares we are offering, our sole officer and director will beneficially own, in the aggregate, approximately 86% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of our business that might be beneficial to other stockholders. In addition, if a takeover is delayed, deterred or prevented, shareholders may be prevented from receiving a premium price for their shares.

Significant amounts of restricted stock may be sold by our sole officer and director and his affiliates'.

After the closing of this offering, our sole officer and director and his affiliates' will beneficially own, in the aggregate, approximately 86% of our outstanding common stock. Any sales of these shares in the public markets could adversely affect the market price of the stock.

Our stock will be subject to penny stock regulation.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security which has a market price less than $5.00 per share. The "penny stock" rules and regulations impose significant limitations on the ability of broker-dealers to enter trades. Our shares will be subject to the "penny stock" rules, which may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market

We do not currently have any loan officers or customers, and there are no arrangements or understandings to gain any loan officers or customers.

If we cannot attract loan officers and customers, we will not be able to generate sufficient revenue. If the market develops more slowly than we expect, then our ability to generate revenue may be materially adversely affected, and we may have to cease operations. Our success will depend in great part on our ability to identify and secure loan officers, to successfully implement our marketing and sales program and to create sufficient levels of demand for our services.

Interest rate fluctuations could adversely affect our business.

We expect that a high percentage of our future customers may use our services to refinance existing mortgages and will be motivated to do so primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates significantly increase, consumers' incentive to refinance will be greatly reduced, and the number of loans that we may originate could decline significantly. Our failure to successfully reduce our dependence on refinancings and increase the volume of our business derived from home purchases could have an adverse effect on our business.

A sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through us to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or results of operations.

Uncertainty with respect to the time it takes to close loans can lead to unpredictable revenue and profitability.

The time between the date an application is received from a customer and the date the loan closes is typically lengthy and unpredictable. The loan application and approval process can often be delayed due to factors over which we will have little or no control, including the timing of the customer's decision to commit to an available interest rate, the close of escrow date for purchase loans, the timeliness of appraisals and the adequacy of the customer's own disclosure documentation. This uncertain timetable can have a direct impact on our revenue and profitability for any given period. We may expend substantial funds and management resources supporting the loan completion process and never generate revenue from closed loans. Therefore, our results of operations for a particular period may be adversely affected if the loans applied for during that period do not close in a timely manner or at all. Purchase loan applications generally take longer to close than refinancing applications as they are tied to the close of escrow date.

We will depend on the timely and competent services of various companies involved in the mortgage process. If these companies fail to timely and competently deliver these services, our business and reputation will be directly and adversely affected.

We will rely on other companies to perform services related to the loan underwriting process, including appraisals, credit reporting and title searches. Any interruptions or delays in the provision of these services may cause delays in the processing and closing of loans for our customers. If we are unsuccessful in managing the timely delivery of these services we will likely experience increased customer dissatisfaction and our business could be adversely affected.

We may incur losses on loans if we breach representations or warranties to mortgage loan purchasers.

In connection with the sale and exchange of loans, we intend to make customary representations and warranties to mortgage loan purchasers relating to, among other things, compliance with laws and origination practices. In the event we breach any of these representations and warranties, we may be required to repurchase or substitute these mortgage loans and bear any subsequent losses on the repurchased loans. We may also be required to indemnify mortgage loan purchasers for these losses and claims with respect to mortgage loans for which there was a breach of representations and warranties.

In addition, we anticipate that many of our agreements with mortgage loan purchasers prohibit our solicitation of borrowers with respect to the refinancing of loans we intend to originate and sell. Many of our future agreements with mortgage loan purchasers may also prohibit us from refinancing mortgage loans for specified time periods, unless we pay penalties to the mortgage loan purchasers or obtain their consent. These agreements may also require us to return any premiums paid by a mortgage loan purchaser if the mortgage loans purchased are prepaid in full during periods of up to 12 months following the date the mortgage loan is purchased.

If we fail to comply with the numerous laws and regulations that govern our industry, our business could be adversely affected.

Our business must comply with extensive and complex rules and regulations of, and licensing and examination by, various federal, state and local government authorities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, prohibit discrimination and impose on us multiple qualification and licensing obligations. We may not always be in compliance with these requirements. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, voiding of loan contracts or security interests, indemnification liability or the obligation to repurchase mortgage loans sold to mortgage loan purchasers, rescission of mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

We may acquire or make investments in complementary businesses, technologies, services or products. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. As of the date of this prospectus, we have not had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. If we do acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. We could also have difficulty in integrating the acquired products, services or technologies into our operations, and we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

Our business will suffer if we are unable to expand and promote our brand recognition.

Establishing and maintaining our brand is critical to attracting and expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We cannot assure you that our brand will be positively accepted by the market or that our reputation will be strong.

Promotion and enhancement of our brand will also depend, in part, on our success in providing a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal. If complaints persist, they may significantly damage our reputation and offset the efforts we make in promoting and enhancing our brand, and could have an adverse effect on our business, results of operations and financial condition. If customers do not perceive our services to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brand could be diluted, thereby decreasing the attractiveness of our service to potential customers.

Our business will be adversely affected if we are unable to safeguard the security and privacy of our customers' financial data.

Use of our services could decline if any compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by any breaches that occur. We intend to retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive, and if a third party were to misappropriate our customers' personal information, customers could possibly bring legal claims against us. We cannot assure you that our privacy policy will be deemed sufficient by our prospective customers or any federal or state laws governing privacy, which may be adopted in the future.

We may not be able to recruit and retain the personnel we need to succeed.

Assuming that we are successfully able to commence business operations and generate revenues, our future success will depend on our ability to attract, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional employees. Assuming that we are successfully able to commence business operations and generate revenues, competition for such employees will be intense, and it is likely we will have difficulty in hiring and retaining employees with appropriate qualifications. If we do not succeed in meeting our personnel needs, our business will suffer. In particular, we will depend on loan originators to develop relationships with consumers, real estate agents and brokers, and others. Accordingly, we believe it will be important for us to attract, motivate and retain skilled loan originators. The market for skilled loan originators is highly competitive, and we may be unable to hire and retain a sufficient number of qualified loan originators.

None of our services have been protected under federal or state law.

Third parties could independently offer or develop similar services, which could lead to additional competition, hurt our ability to attract loan officers and customers and make it more difficult for us to generate revenues and a profit.

If we are not granted a mortgage broker license, we will not be able to begin our operations, generate sales or profits, and you will lose your entire investment.

As of this date, we have not been granted a license by the State of Georgia or any other state to conduct mortgage broker activities. We anticipate that we will be awarded a license during January 2002. Although the average license is approved within sixty days, no assurance can be provided that we will be granted any license from the State of Georgia or any other state.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section on page 7. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

USE OF PROCEEDS

Assuming we are able to sell all of the shares we are offering, we expect to generate gross cash proceeds of approximately $484,812, after deducting the estimated expenses of the offering of approximately $15,188.

The following table explains our anticipated use of the net proceeds of this offering, based upon various levels of sales achieved. The entries are presented in their order of importance to us.

	4,000,000 shares sold	6,000,000 shares sold	10,000,000 shares sold
Gross proceeds:	$200,000	$300,000	$500,000

Application of net proceeds:
Offering Expenses	$15,125	$15,125	$15,125
General and administrative	$57,750	$182,750	$259,750
Sales and marketing	$77,000	$77,000	$150,000
Working capital	$5,0125	$25,125	$75,125

Total	$200,000	$300,000	$ 500,000

General and administrative expenses consist primarily of office expenses, insurance, communication expenses, compensation for personnel and fees for outside professional advisors.

Sales and marketing expenses consist primarily of compensation for sales and marketing persons, travel, public relations, promotional materials, trade shows, advertising and other sales and marketing programs.

As we sell more shares, our anticipated expenses will increase to reflect an expanded business operation and higher level of business activity. In the event we receive cash proceeds of $200,000, we believe that these gross proceeds, together with anticipated funds from operations and the cash we currently have, will provide us with sufficient funds to meet our cash requirements for at least twelve months following the date these proceeds are raised.

We may not be able to raise the additional funds we need to operate our business. If we receive gross proceeds in amounts less than $200,000, this twelve-month time frame will be diminished, and our business plans will have to be decreased. Specifically, we would seek to sustain our basic business expenses and focus all of the remaining capital on sales and marketing. If we receive no or nominal proceeds, we will not remain as a viable going concern, and you would lose your entire investment.

Our officers and directors will have broad discretion in allocating a substantial portion of the proceeds of this offering. We will invest proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

There have been no services performed, and we do not anticipate that there will be any, by our officers, directors, principal shareholders, their affiliates or associates that will be reimbursed with proceeds from this offering. None of the offering proceeds we receive will be used to make loans to officers, directors or affiliates.

Our description represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. We based this estimate on assumptions, including the cost of attracting loan officers and securing lenders, our anticipated sales and marketing expenditures, gross margins, general operating expenses and revenues. We assumed that our services could be introduced without unanticipated delays or costs. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories. Our estimates may prove to be inaccurate, we may undertake new activities that will require considerable additional expenditures, or unforeseen expenses may occur.

If our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or to curtail our operations. We may need to raise additional funds in the future in order to fund more aggressive brand promotions and more rapid expansion, to develop newer or enhanced products or services, to respond to competitive pressures, or to acquire complementary businesses, technologies or services. The proceeds of this offering may not be sufficient to fund our proposed expansion and additional financing may not be available if needed.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions our shares have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

Purchasers of the shares will experience immediate and substantial dilution in the value of their shares after purchase. The difference between the initial public offering price per share and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.

At September 30, 2001, we had a net tangible book value of $84,696 or $0.00 per share. After giving effect to the sale of the maximum of 10,000,000 shares and the receipt of $500,000 in cash, our adjusted net tangible book value at September 30, 2001, would have been approximately $584,696 or $0.01 per share. This represents an immediate increase in net tangible book value of $0.01 per common share to the existing shareholders if we are able to complete the maximum offering.

The following table explains the dilution of this offering, based upon various levels of sales achieved and assuming conversion of all outstanding preferred shares:

	September 30, 2001	4,000,000 shares sold	10,000,000 shares sold

Public offering price per share	n/a	$0.05	$0.05

Net tangible book value per shares of common stock before the offering	$0.00	$0.00	$0.00

Pro forma net tangible book value per share of common stock after the offering	n/a	$0.01	$0.01

Increase to net tangible book value per share attributable to purchase of common stock by new investors	n/a	$0.01	$0.01

Dilution to new investor	n/a	$0.04	$0.04

BUSINESS

History.

We were incorporated in Delaware in January 1999 as JAHB Holdings, Inc. From inception until June 2000, we were primarily engaged in evaluating different business opportunities.

Stating in July 2000, we began to explore the development of interactive video conferencing services. In October 2001, we determined not to pursue such plans, and decided to focus all of our efforts to pursue opportunities within the mortgage broker business. In October 2001, we changed our name to Maxim Mortgage Corporation.

We are a development stage enterprise. Since incorporation, we have generated interest income of $3,966. We have not generated any revenues and have an accumulated deficit of $53,554. Virtually all of our accumulated deficit resulted from stock based compensation, overhead and the expenses of our prior offering. As of October 26, 2001, we had approximately $129,000 in cash and no significant assets.

Our market.

The Mortgage Bankers Association of America published the following housing industry statistics on January 18, 2001:

Housing Measures (000	1999	2000(Forecast)	2001(Forecast)

Total Housing Starts	1,676	1,600	1,585

Existing Home Sales	5,197	5,000	4,947
New Home Sales	907	900	901
Total Home Sales	6,104	5,900	5,848

Mortgage Origination (Bil.$)	1,285	1,024	1,412
Refinance Share	50%	36%	19%

The Mortgage Bankers Association estimates the United States mortgage market to total over $4.3 trillion in terms of loans outstanding.

Management views the mortgage industry as divided broadly into four major segments today:

- mortgage origination -- sourcing, verification and documentation of mortgage loans, typically done by mortgage brokers and single-source lenders;

- mortgage funding -- underwriting, funding and selling closed loans to mortgage loan purchasers;

- securitization -- aggregating loans for sale into the secondary market; and

- servicing -- ongoing billing, collection and foreclosure/collateral management.

Over the past two decades, the mortgage industry has evolved dramatically. Until the late 1970's, the mortgage market was primarily a captive banking market where retail banks and savings and loan institutions originated loans through their branches, underwrote and closed loans internally, funded loans from their own customer deposits and then serviced the loans themselves. This internal chain of production was broken by the emergence of the pure mortgage bank that could buy mortgages from mortgage brokers and sell to government sponsored mortgage investors and the development of a large, liquid secondary funding and trading market for mortgage debt. This efficient new market for mortgage funding made it viable for the first time to uncouple from the large retail banks both the front-end functions of mortgage origination and mortgage funding and the back-end function of servicing.

A significant transformation of the mortgage origination, banking and servicing businesses into specialized functions conducted primarily by independent companies has also occurred during the last two decades. This transformation has created both a large, concentrated and efficient secondary mortgage market and a large, fragmented and inefficient mortgage origination and banking market. There are over 20,000 mortgage brokerage operations in the United States, according to the National Association of Mortgage Brokers.

Business opportunity.

The mortgage process is intensive and generally requires at least two weeks for the loan originator to complete. It involves the following steps:

o meeting with loan applicant to complete a lengthy paper application
o waiting for the loan applicant to gather supporting documentation
o entering the application data into the lender's processing system
o ordering appraisals, title and credit reports and verifying deposit and other facts
o submitting the loan file to an underwriter to determine loan eligibility
o receiving conditions to approval of loan by the underwriter
o collecting additional information and complying with the conditions
o resubmitting the revised paper file for approval
o preparing loan documents and closing instructions
o reviewing and approving the loan for funding
o closing the transaction

In addition to the time-consuming loan origination process, mortgage brokers must adhere to a wide variety of legal, accounting, licensing and regulatory requirements.

Legislation over the last few years has brought many changes for the mortgage broker. States which have never had licensing requirements for mortgage brokers have laws in place that, for example, require independent mortgage brokers to maintain specific net worth, bonding, insurance, and various compliance issues, which create a significant barrier to entry for many in the industry.

Since the loan origination process tends to be very time-consuming for loan officers, they do not generally have enough time to address the required legal, accounting, licensing and regulatory aspects of the mortgage business. In addition, most loan originators do not have the required mortgage broker license, insurance and bonding required by individual states.

As a result, most loan officers work for licensed mortgage broker firms to leverage their license, administrative support and sometimes their marketing. Most loan officers are paid commissions based on the amount of loan origination fees they generate. Some receive as low as 25% of the fees, while others receive as much as 70% or more of the fees they generate, depending on a variety of factors including which firm they work for and their loan origination volume.

Increasing competitive pressures, greater economic uncertainty, a slowdown in new home sales, reduced rate of refinancings and additional compliance requirements may put significant pressure on the income of many loan originators.

Vision and value proposition.

Our vision is to help entrepreneurial loan originators succeed by helping to improve their operating performance and financial results. We aim to achieve those goals by providing comprehensive administrative support and an aggressive compensation plan.

We intend to develop our corporate infrastructure to provide: broad support for loan originators; legal, accounting, licensing and regulatory compliance; and simplified loan origination processing.

Mortgage loan originators that join our company will be exempt from meeting some licensing and regulatory compliance requirements on their own. Specifically, as our employees, they will not be required to individually maintain HUD approval, errors and omissions insurance, fidelity bonding and business tax reporting. Additionally, our employees are not required by lenders to be individually approved. These requirements are deferred to us as an employer.

We intend to offer loan originators 100% of the fees they generate, except for a $500 payment per loan they originate and close. In addition, we intend to offer frequent monetary and other incentives to motivate loan originators to increase the volume of their business. Since most loan originators are currently paid between 25% and 70% of the fees they generate, we feel that our compensation plan would significantly increase the average income for loan originators that join us.

Our mortgage broker license.

As of this date, we have not been granted a license by the State of Georgia or any other state to conduct mortgage broker activities. We anticipate that we will be awarded a license during January 2002. Although the average license is approved within sixty days, no assurance can be provided that we will be granted any license from the State of Georgia or any other state. If we are not granted a mortgage broker license, we may have to cease our operations and you will lose your entire investment.

Products and pricing.

We intend to offer a variety of loan programs through loan originators to potential customers. We plan to offer three distinct loan products: conventional, government, and non-conforming.

Conventional loans are mortgages that are not backed by government insurance programs. They may carry fixed or variable interest rates with repayment terms as long as 30 years. Down payments of as little as 5% can be made, although mortgage insurance is generally required when less than 20% is paid upfront.

Government loans are mortgages issued by the Federal Housing Administration and Veterans Administration.

Federal Housing Administration loans are insured by the Federal Housing Administration. These loans are reserved for first-time home buyers and low-to-moderate income borrowers. Down payments may be as little as 3 percent with a fixed or adjustable interest rate.

Veterans Administration VA financing is currently available to more than 29 million service personnel and veterans. With no down payment requirements and lower than ordinary interest rates, this is an attractive option to those who qualify.

We do not currently qualify to issue Federal Housing Administration or Veterans Administration loans, and we cannot provide any assurance that we will be able to in the near future, if ever.

Non-conforming loans are mortgages to borrowers that have non-traditional income, credit or property issues. Non-conforming mortgage loans are inherently more risky than conventional mortgage loans. Non-conforming loans will expose us to greater risk than would be associated with exclusively originating conventional mortgages. Non-conventional loans typically carry less pricing risk because they are not as interest-rate sensitive and tend to fluctuate less in value. There is however, a greater risk in terms of the overall saleability of the loans. Because the non-conventional market has no set standards, loan programs offered by various lenders may terminate without notice. This may leave a particular loan with few or no investors in the secondary market. In this event, we may be forced to own the loan to maturity.

Our mortgage loan originators will locate prospective borrowers from real estate brokers, home developers, and marketing to the general public. After taking loan application, we will process the loan package, including obtaining credit and appraisal reports. We will then present the loan to one of our lenders, who will then approve the loan, draw loan documents and fund the loan. We receive a commission for each brokered loan, less what is paid to each agent.

Lender Relationships.

We will be dependent on mortgage lender relationships to fund our mortgage loans since we act as a broker. We currently do not have any wholesale lenders that have agreed to fund our loans, primarily since we are not yet licensed to do business as a mortgage broker. We expect to establish relationships as soon as we are licensed and as our volume increases or if we determine it is advantageous to do so.

Marketing.

We must successfully execute two distinct marketing plans. The first marketing plan is to recruit mortgage loan originators as employees. The second marketing plan is to attract borrowers to become clients of ours.

We intend to arrange meetings with mortgage loan originators that may be interested in joining us. We may utilize the services of staffing and recruiting firms as well. We may also employ individuals whose sole responsibility will be to identify and recruit qualified mortgage loan originators. We also intend to selectively advertise in mortgage trade publications to recruit employees.

We intend to run cable television, print and Internet advertisements to attract borrowers. General publicity campaigns will also be utilized to build brand recognition and attract new customers.

Even the maximum net proceeds we receive from this offering will limit our ability to launch a marketing effort as extensive as we would like. A broad-based marketing effort will depend upon a number of factors, including our results of operations and ability to raise additional capital in the future. In the event that we are successful in raising additional capital or our results of operations exceed our expectations, our marketing budget for the next twelve months will increase significantly.

Seasonality.

The mortgage loan origination business is generally subject to seasonal trends. These trends reflect the general pattern of sale and resale of homes. Loan origination typically peaks during the spring and summer seasons, and declines to lower levels from mid-November through January.

Customers.

We expect to begin offering our services during the first quarter of 2002. However, as of this date, we do not have any customers, and there are no arrangements or understandings for us to gain any customers.

Demand and market acceptance for our products and services is not yet established. If the market develops more slowly than we expect, then our ability to generate revenue may be materially adversely affected, and we may have to cease operations. Our success will depend in great part on our ability to successfully implement our marketing and sales program and to create sufficient levels of demand for our services. If we cannot attract customers, we will not be able to generate a profit and may have to terminate our business operations.

If we do not perform to our customers' expectations, we face potential liability. Any failure or inability to meet customers' expectations in the performance of our products or services could injure our business reputation or result in a claim for substantial damages. Our services involve use of material that is confidential client information. The successful assertion of one or more large claims against us for failing to protect confidential information could cause significant business and financial damage.

Competition

The National Association of Mortgage Brokers reports that there are more than 20,000 mortgage brokerage operations in the U.S., employing an estimated 200,000 people. The U.S. Department of Housing & Urban Development reported that 56% of mortgage originations were made by mortgage companies in 1997 compared to only 22% in 1980.

The mortgage lending industry is highly fragmented with many players serving the borrowing community. We will face competition on many fronts, both at the retail sales level and in the area of retaining quality mortgage brokers. Borrowers have a plethora of financing alternatives including: consumer finance companies, mortgage banking companies, independent mortgage brokers, savings banks, community banks, credit unions, thrift institutions, credit card issuers, insurance companies, Federal Home Loan Mortgage Corporation and other entities engaged in mortgage lending.

We will face the challenge of recruiting and retaining high quality loan originators. We are an early stage company with limited capital resources. This may make it difficult for us to successfully compete against larger, better capitalized firms in the marketplace.

Competition among industry players can take the form of interest rates, loan origination fees, term and amount of loan, marketing and distribution channels (including on-line applications), customer services, and convenience of obtaining a loan.

While management believes there are competitors who operate with a similar business model, there is no readily available financial or other information on which management may rely; therefore it is not feasible to accurately discuss those competitors.

Regulation

Our operations will be subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations.

Our consumer lending activities will be subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, as amended, and Regulation B, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting our activities.

We will also be subject to the rules and regulations of, and examinations by, state and federal regulatory authorities with respect to originating and processing loans. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action.

There can be no assurance that we will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult and more expensive for us.

Trade Names and Service Marks.

We intend to file various applications to register service marks on the principal register of the United States Patent and Trademark Office. We intend to register its service marks in such states as we deem necessary and desirable.

We will devote substantial time, effort and expense toward developing name recognition and goodwill for our trade names for our operations. We intend to maintain the integrity of its trade names, service marks and other proprietary names against unauthorized use and to protect the licensees' use against claims of infringement and unfair competition where circumstances warrant. Failure to defend and protect such trade name and other proprietary names and marks could adversely affect our sales under such trade name and other proprietary names and marks. We know of no current materially infringing uses.

Operations.

We have very limited operations. Since July 2000, our president has spent a minimum of 40 hours per week working for us. Our operations are in Alpharetta, Georgia. We are currently borrowing all of our telecommunications and Internet equipment from our president. Our systems include one Dell computer and web site development, marketing and accounting software.

We currently do not have any redundant systems that would handle our system functions in the event of a system failure, nor do we have an off-site backup of our information. In the event of a catastrophic loss at our Alpharetta facility resulting in damage to, or destruction of, our computer, telecommunications and Internet systems, we would have a material interruption in our business operations.

Employees

As of the date of this prospectus, we have two full time employees. From time to time, we will employ additional independent contractors to support our development, marketing, sales, support and administrative organization. We also intend to aggressively hire mortgage loan originators. Competition for qualified personnel in the industry in which we compete is intense. We believe that our future success will depend in part on our continued ability to attract, hire or acquire and retain qualified employees.

Properties

We have our corporate headquarters in Alpharetta, Georgia. Substantially all of our operating activities are conducted from 1,000 square feet of office space provided by our president at no charge. We believe that additional space will be required as our business expands and believe that we can obtain suitable space as needed. We do not own any real estate.

Legal proceedings

We are not currently involved in any legal or regulatory proceedings or, arbitration. However, our business involves substantial risks of liability, including possible exposure to liability under federal, state and international laws in connection with the use of information about our clients.

Material agreements.

To date, we have not entered into any material arrangements other than our employment agreements with Sean Craig and Joel Arberman.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of operations.

We began implementing phases of our current business plan in October 2001. Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time period specified, subject to the sale of at least $200,000 of the shares offered:

- Develop organizational infrastructure. By the end of January 2002, we intend to hire mortgage loan originators, create competitive compensation packages, and develop a sales and training program. We have already started each of these items.

Organizational infrastructure expenses will initially consist primarily of office expenses, insurance, accounting, legal, licensing expenses, regulatory expenses, communication expenses, compensation for personnel and fees for outside professional advisors. Our ability to develop organization strength will be severely limited if we raise no or nominal funds.

- Develop marketing programs. Marketing will provide the credibility needed to approach mortgage loan originators and generate sales leads. We expect to complete the creation of marketing and communications materials by January 2002. We have already started each of these items.

Initial marketing expenses will consist primarily of compensation for public relations, promotional materials, trade shows, advertising and other marketing programs. Our ability to develop our sales and marketing effort will be severely limited if we raise no or nominal funds.

- Develop sales channel. Our sales efforts have already begun with an effort to identify top-priority markets and high-potential mortgage loan officers. We estimate that we will generate our first revenues by the end of April 2002.

Initial sales expenses will consist primarily of compensation for sales persons, travel, and office expenses. Our ability to develop our sales and marketing effort will be severely limited if we raise no or nominal funds.

During the next twelve months, we anticipate hiring four additional salaried full-time employees, a number of commissioned full-time employees and no part-time employees.

We do not plan to make any significant additions to our plant, property or equipment.

Our actual results and our actual plan of operations may differ materially from what is stated above. Factors that may cause our actual results or our actual plan of operations to vary include, among other things, decisions of our board of directors not to pursue a specific course of action based on the field tests of our products, completion of the development of our products, changes in the competitive environment, changes in our business or general economic conditions.

We will not be able to continue with our plan of operations until we raise at least $200,000 in gross proceeds from this offering. If we receive gross proceeds in amounts less than $200,000, this twelve-month time frame will be diminished, and our business plans will have to be decreased. Specifically, we would seek to sustain our basic business expenses and focus all of the remaining capital on sales and marketing. We cannot assure you that we will be able to raise the funds we need to continue our plan of operations.

Results of operations.

Period from inception (January 5, 1999) to September 30, 2001.

We commenced operations on January 5, 1999. From January 5, 1999 through September 30, 2001, we reported interest income of $3,966, no revenue and $57,520 in expenses. We incurred expenses in connection with organizing our company, evaluating business opportunities for our previous business plan, preparing a prospectus for our previous business plan, and preparing this prospectus. All of these expenses were funded through issuances of common shares.

Our cash balance as of October 26, 2001 was $129,000. Management believes the current cash balance is sufficient to fund the current minimum level of operations through October 2002, however, in order to advance our business plan we must raise capital through the sale of equity securities. To date, we have sold $151,700 in equity securities. Sales of our equity securities have allowed us to maintain a positive cash flow balance.

As we grow, our operating expenses will increase in connection with sales and marketing and general and administrative needs to support our growth.

Sales and marketing expenses consist primarily of compensation for sales and marketing persons, travel, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs. We expect to increase our sales and marketing expenses in absolute dollars in future periods to promote our brand, to pursue our business development strategy and to increase the size of our sales force.

General and administrative expenses consist primarily of compensation for personnel and fees for outside professional advisors. We expect that general and administrative expenses will increase in absolute dollars in future periods as we add staff and infrastructure to support our expected business growth and bear the increased expense associated with being a public company.

We anticipate that we will incur net losses at least until the end of 2002. The extent of these losses will be contingent, in part, on the amount of net revenue generated from customers. It is possible that our operating losses will increase in the future and that we will never achieve or sustain profitability.

Our limited operating history makes predicting future operating results very difficult. We believe that you should not rely on our current operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in rapidly evolving markets. We may not be successful in addressing these risks and difficulties.

Our actual expenditures and business plan may differ from this plan of operations. Our board of directors may decide not to pursue this plan, or may decide to modify it based on new information or limits in the amount of available financing.

Our fiscal year ends December 31.

Liquidity and capital resources.

Our operating and capital requirements have exceeded our cash flow from operations as we have been building our business. Since inception, we used cash of approximately $53,544 for operating and investing activities, which has been primarily funded by investments of $151,700 from our shareholders. As of October 26, 2001, we had approximately $129,000 in cash.

If we are successful in selling 4,000,000 of the shares offered, the $200,000 of proceeds generated will be sufficient to maintain our operations for at least 12 months after completion of the offering. If we receive gross proceeds in amounts less than $200,000, this twelve-month time frame will be diminished, although we are unable to determine to what extent.

We expect to need additional funds to finance the further development of our business, in addition to the funds that may be generated from this offering. However, there can be no assurance that such funds will be available to us or that adequate funds for our operations, whether from debt or equity financings, will be available when needed or on terms satisfactory to us. Our failure to obtain adequate additional financing may require us to delay or curtail some or all of our business efforts. Any additional equity financing may involve substantial dilution to our then-existing stockholders.

We will only be able to advance our business plan after we receive capital funding through the sale of equity securities in our offering. We believe our offering will be more acceptable to investors if our common stock can be trading on a stock exchange after we close our offering, however, there is no assurance that investors share in that belief. In order to allow public trading of our securities, we plan to become eligible for quotation on the OTC Electronic Bulletin Board, which is sponsored by the National Association of Securities Dealers, the NASD.

We intend to use the equity capital to fund our business plan during the first twelve months. Our current business plan provides for funding solely through our offering. We have determined through our experience in business that alternate sources of business funding include venture capital investment, personal loans from management, and institutional loans are not available. In the event that we are not successful in obtaining funding through our offering, we believe the best alternative to advance the company's business plan is for management to loan funds to the company sufficient to maintain a minimum operating level and delay the business plan steps until such time as investment becomes available.

Our officers and directors have not, as of the date of this filing, loaned any funds to the company. There are no formal commitments or arrangements to advance or loan funds to the company or repay any such advances or loans. At this time, we believe institutional loans are unavailable to us due to our development stage nature, and venture capital investment is not beneficial to the existing shareholders due to the large amount of dilution normally caused by venture capital funding. We may be dormant until a time we could raise investment capital in the equity securities market.

Material agreements

To date, we have not entered into any arrangements with lenders, mortgage loan originators or customers.

In October 2001, we entered into an employment agreement with Joel Arberman, who will be compensated at the rate of $72,000 per year. The employment agreement expires on January 1, 2006. In October 2001, Mr. Arberman cancelled seventy million shares of his stock.

In October 2001, we entered into an employment agreement with Sean Craig, our corporate recruiter, who will be compensated at the rate of $48,000 per year. The employment agreement expires on January 1, 2006.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table and subsequent discussion contains information concerning our directors and executive officers. Our executive officer and director was elected to their positions in July 2000. Our officers work more than 40 hours per week for us. There are no other persons that can be classified as a controlling person of us.

Name	Age	Title
Joel Arberman	28	Chief Executive Officer, President and Director

There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

Mr. Arberman has served as president, chief executive officer and a member of our board of directors since July 2000. His prior experiences are listed below:

Dates of Employment	Position/Company
March 2000 until present	independent corporate finance and business development consultant.
November 1999 until March 2000	Chief Technology Officer and a member of the board of directors of ConnectivCorp, Inc., a publicly traded company.
May 1998 until November 1999	founder, president, chief executive officer and director of CDbeat.com, Inc.
January 1997 until May 1998	independent corporate finance and business development consultant.
August 1995 until January 1997	Internet Analyst of Yorkton Securities, Inc.,
November 1994 until August 1995	Equity Analyst at SunAmerica Asset Management Company.
July 1993 until November 1994	Junior Analyst at First Investors Management Corporation.

Mr. Arberman holds a B.S. degree in Business Administration with a concentration in finance and marketing and a minor in economics from the State University of New York, at Albany.

Mr. Arberman earned a Certified Mortgage Specialist designation from the Capstone Institute in Atlanta, Georgia.

Our directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

Executive compensation.

There was no officer whose salary and bonus for the period exceeded $100,000.

Mr. Arberman is currently employed by us at an annual salary of $72,000 per annum according to a written employment agreement signed in October 2001. His employment agreement provides for reimbursement of business related expenses, two weeks of vacation per calendar year, medical and disability benefits, additional benefits as offered by us and bonus entitlement. Until there is an independent board member, Mr. Arberman has agreed not to receive any benefits or bonus from us. The employment contract also contains standard non-compete, termination, confidentiality and other clauses.

Mr. Craig is currently employed by at an annual salary of $48,000 per annum according to a written employment agreement signed in October 2001. His employment agreement provides for reimbursement of business related expenses, two weeks of vacation per calendar year, medical and disability benefits, additional benefits as offered by us and bonus entitlement. Until there is an independent board member, Mr. Craig has agreed not to receive any benefits or bonus from us. The employment contract also contains standard non-compete, termination, confidentiality and other clauses.

Stock option plan.

In October 2001, our stockholders adopted our 2001 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 10,000,000 shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

The Plan is administered by our board of directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

The per share exercise price of the common stock subject to an incentive stock option or non-qualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option will be established by the board of directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $1,000,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitations apply to non-qualified options.

Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant, and incentive stock options issued to 10% or greater stockholders are limited to five-year terms. Options granted under the Plan may provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may possibly exercise all of his stock options with no additional investment other than his original shares.

Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee become available once again for issuance. To date, we have not granted any options under our Plan.

Liability and indemnification of officers and directors.

Our Bylaws provides that our directors will not be liable for breach of their fiduciary duty as directors, other than the liability of a director for:

- An intentional breach of the director's fiduciary duty to our company or our stockholders;
- Acts or omissions by the director which involve intentional misconduct, fraud or a knowing violation of law; or
-The payment of an unlawful dividend, stock purchase or redemption.

Our Bylaws also require us to indemnify all persons whom we may indemnify pursuant to the full extent permitted by Delaware law.

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

Conflict of interest - management's fiduciary duties.

Our directors and officers are or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. There exist potential conflicts of interest including allocation of time between us and their other business activities.

No proceeds from this offering will be used to purchase directly or indirectly any shares of the common stock owned by any present shareholder, officer, director or promoter.

No proceeds from this offering will be loaned to any present shareholder, officer, director or promoter. We also will not use proceeds of this offering purchase the assets of any company, which is beneficially owned by any of our current or future officers, directors, promoters or affiliates.

PRINCIPAL STOCKHOLDERS.

The following table sets forth information with respect to the beneficial ownership of our common stock before and after giving effect to the sale of the maximum number of shares of common stock offered, and conversion of all preferred shares.

Included within this table is information concerning each stockholder who owns more than 5% of any class of our securities, including those shares subject to outstanding options, and each officer and director.

Although our officers and directors may purchase shares in this offering, the following amounts assume that our officers and directors do not purchase any additional shares.

Each stockholder's address is in care of our company at 10325 Summer Creek Drive, Alpharetta, Georgia 30022.

Beneficial ownership of common stock	Shares owned	Percentage of shares owned before offering	Percentage of shares owned after offering
Joel Arberman (1)	31,000,000	86.03%	67.34%

Alfred Arberman	2,500,000	6.94%	5.43%
Rachelle Arberman	2,500,000	6.94%	5.43%
All officers and directors as a group (1 persons)	31,000,000	86.07%	67.34%

All shareholders have sole voting and investment power over the shares beneficially owned.

PLAN OF DISTRIBUTION

We are offering a maximum of 10,000,000 shares of our common stock for sale at $0.05 per share on a best-efforts basis directly through our officers and directors, who will not receive any compensation for assisting us with the offering.

Unless we decide to cease selling efforts at a prior date, we will close the offering on the earlier of (1) the date all of the 10,000,000 shares are sold, or (2) November 6, 2002, unless we decide to cease selling efforts prior to this date.

There is no minimum amount of shares we must sell, and no money raised from the sale of our stock will go into escrow, trust or any other similar arrangement.

Our officers, directors, existing stockholders and affiliates may purchase shares in this offering and there is no limit to the number of shares they may purchase.

No public market for common stock.

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, maintained by the National Association of Securities Dealers, upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for quotation of our shares on the Nasdaq Bulletin Board, including:
- we must make filings pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;
- we must remain current in our filings;
- a member of the NASD must file a Form 211 on our behalf. The information contained within Form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with the NASD so that they can determine if there is sufficient publicly available information about us and whether our shares should be eligible for quotation.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Our stock will be subject to penny stock regulation.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security which has a market price less than $5.00 per share. The "penny stock" rules and regulations impose significant limitations on the ability of broker-dealers to enter trades. Our shares will be subject to the "penny stock" rules, which may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market.

No escrow of proceeds.

There will be no escrow of any of the proceeds of this offering. Accordingly, we will have use of all funds raised as soon as we accept a subscription and funds have cleared. These funds shall be non-refundable to subscribers except as may be required by applicable law.

No broker is being utilized in this offering.

As of the date of this prospectus, we have not retained any broker for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, we will file an amendment to our registration statement.

The offering shall be conducted by our president.

Although our president is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, he is deemed not to be a broker for the following reasons:

- He is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.
- He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.
- He is not an associated person of a broker or dealer at the time of his participation in the sale of our securities.

He will restrict his participation to the following activities:

A. Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;
B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;
C. Performing ministerial and clerical work involved in effecting any transaction.

The offering will not be conducted electronically through any website nor through email.

RELATED PARTY TRANSACTIONS.

Upon incorporation, on January 5, 1999, we issued 105,000,000 shares for $10,500 worth of services, as adjusted for a ten for one split approved in October 2001.

Alfred and Rachelle Arberman, the parents of our president, made a $100,000 capital contribution on August 25, 2000 for no additional consideration.

In October 2001, Mr. Arberman, our president, cancelled 70,000,000 shares of his stock.

Mr. Arberman, our president, provides us various equipment and a portion of his home for office space for no consideration. The value of this equipment and office space are considered to be insignificant.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

DESCRIPTION OF SECURITIES.

Current capital structure

As of the date of this prospectus, we have 200,000,000 shares of common stock, par value $0.0001, authorized, with 36,034,000 shares outstanding held of record by eight stockholders.

As of the date of this prospectus, we have 5,000,000 shares of preferred stock par value $0.0001, authorized, with none issued.

Common stock.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. When issued for the cash consideration outlined in this prospectus, all of the outstanding shares of common stock will be fully paid and non-assessable.

If our common stock is quoted on the OTC Bulletin Board, it will be subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severally limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

Preferred Stock.

Our board of directors can issue up to 5,000,000 preferred shares at any time with any rights and preferences without your approval. Our authorized preferred stock may be issued from time to time in one or more designated series or classes. Our board of directors, without your approval, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could, among other things, adversely affect your voting power. Under some circumstances a third party may find it more difficult to acquire, or be discouraged from acquiring, a majority of our outstanding voting stock because we issue preferred stock. If we are liquidated or dissolved, holders of preferred stock would be entitled to our assets, to the exclusion of the common stockholders, to the full extent of the preferred stockholders' interest in us.

Issuances of our preferred stock could dilute our shareholders. Future issuances of preferred stock could be at values substantially below the price for our common stock. The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock and could adversely affect the market price of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

Options and Warrants.

Our board of directors has the authority to issue options or warrants to purchase our stock at the board's discretion. We have not presently issued any options or warrants. However, our board of directors may later determine to issue options and warrants.

Dividend Policy.

To date, we have not paid any dividends. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. The board of directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Transfer Agent and Registrar.

We intend to use Interwest Transfer, Inc., Salt Lake City, Utah as our transfer agent for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 46,034,000 shares of common stock outstanding, if we sell all of the shares in this offering. Of these shares, the 10,000,000 shares to be sold in this offering and 34,000 shares previously sold pursuant to an effective registration statement will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

The remaining 36,000,000 shares of common stock are eligible for sale, subject to the limitations of Rule 144. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price of the stock. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock, which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with those requirements. In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

LEGAL PROCEEDINGS

We are not a party to or aware of any threatened litigation.

LEGAL MATTERS

The validity of the shares offered under this prospectus is being passed upon for us by Thomas P. McNamara, P.A., Tampa, Florida.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Following the close of this offering, we will be subject to the State of Delaware's business combination statute. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Delaware law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION.

We have not been subject to the reporting requirements of the Securities Exchange Act of 1934, prior to completion of this offering. We have filed with the SEC a registration statement on Form SB-2 to register the offer and sale of the shares. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information with respect to us and the shares offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and our exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the world wide web at http://www.sec.gov.

You can also call us at 678-867-0960 or write us at 10325 Summer Creek Drive, Alpharetta, Georgia 30022 any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

Maxim Mortgage Corporation
(A Development Stage Enterprise)

[Letterhead of Kingery, Crouse & Hohl, P.A.]

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Maxim Mortgage Corporation:

We have audited the accompanying balance sheet of Maxim Mortgage Corporation (the “Company”), a development stage enterprise, as of December 31, 2000, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the periods January 5, 1999 (date of incorporation) to December 31, 1999 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, and the periods January 5, 1999 (date of incorporation) to December 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl, P.A.

April 9, 2001
Tampa, FL

Maxim Mortgage Corporation
(A Development Stage Company)

BALANCE SHEET AS OF DECEMBER 31, 2000

ASSETS
CURRENT ASSETS-
Cash and cash equivalents	$ 92,378

Total	$ 92,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES	$ -

STOCKHOLDERS’ EQUITY:
Preferred Stock - $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-
Common stock - $0.0001 par value; authorized 200,000,000 common shares; 35,030,000 shares issued and outstanding	3,503
Additional paid-in capital	123,497
Deficit accumulated during the development stage	(34,622)

Total Stockholders’ Equity	92,378
Total	$ 92,738

See notes to financial statements.

Maxim Mortgage Corporation
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2000	For the Period January 5, 1999 (date of incorporation) to December 31, 1999	For the Period January 5, 1999 (date of incorporation) to December 31, 2000
REVENUE
Interest income	$ 1,320	$ -	$ 1,320

EXPENSES
Employee compensation	15,000	-	15,000
Consulting fees – related party	-	10,500	10,500
Professional fees	9,492	-	9,492
Organization costs	136	279	415
Office expenses	535	-	535

Total Expenses	25,163	10,779	35,942

NET LOSS	$ (23,843)	$ (10,779)	$ (34,622)

Net Loss Per Share-
Basic and Diluted	$ (.00)	$ (.00)	$ (.00)

Weighted Average Shares Oustanding- Basic and Diluted	35,003,750	35,000,000	35,001,880

See notes to financial statements.

Maxim Mortgage Corporation
(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD JANUARY 5, 1999
(date of incorporation) TO DECEMBER 31, 1999

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total
Balances, January 5, 1999 (date of incorporation)	-	$ -	$ -	$ -	$ -

Issuance of common stock for services	35,000,000	3,500	7,000	-	10,500

Net loss for the period January 5, 1999 (date of incorporation) to December 31, 1999	-	-		(10,779)	(10,779)

Balances, December 31, 1999	35,000,000	3,500	7,000	(10,779)	(279)

Issuance of common stock for cash	30,000	3	1,497	-	1,500
Capital contribution	-	-	100,000	-	100,000

Contribution of services by employee	-	-	15,000	-	15,000

Net loss for the year ended December 31, 2000	-	-	-	(23,843)	(23,843)

Balances, December 31, 2000	35,030,000	$ 3,503	$ 123,497	$ (34,622)	$ 92,378

See notes to financial statements

Maxim Mortgage Corporation
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2000	For the period January 5, 1999 (date of incorporation) to December 31, 1999	For the period January 5, 1999 (date of incorporation) to December 31, 2000
Cash Flows From Operating Activities
Net loss	$ (23,843)	$ (10,779)	$ (34,622)
Adjustments to reconcile net loss to net cash used by operating activities:

Issuance of stock for services	-	10,500	10,500
Non-cash compensation	15,000	-	15,000
Net Cash Used by Operating Activities	(8,843)	(279)	(9,122)

Cash Flows From Financing Activities
Issuance of common stock	1,500	-	1,500
Increase (decrease) in due to affiliate	(279)	279	-
Capital contribution	100,000	-	100,000

Net Cash Provided by Financing Activities	101,221	279	101,500

Net Increase In Cash and Cash Equivalents	92,378	-	92,378

Cash and Cash Equivalents at Beginning of Period

Cash and Cash Equivalents at End of Period	$ 92,378	$ -	$ 92,378

Supplemental disclosure of cash flow information:

Cash Paid For:
Interest	$ 0	$ 0	$ 0
Income Taxes	$ 0	$ 0	$ 0

See notes to financial statements.

Maxim Mortgage Corporation
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Maxim Mortgage Corporation (“we”, “us”, “our”) was initially incorporated on January 5, 1999 under the laws of the state of Delaware as JAHB Holdings, Inc. On October 22, 2001, we changed our name to Maxim Mortgage Corporation. We are a development stage company that intends to engage in the brokerage, origination and sale of mortgage loans secured by residential or commercial real estate.

On October 22, 2001, our stockholders voted to amend our Articles of Incorporation by increasing our authorized common shares from 20,000,000 to 200,000,000, and by reducing our par value from $0.001 to $.0001 per share. This amendment also authorizes us to issue 5,000,000 shares of preferred stock with a par value of $0.0001. On October 22, 2001, we forward split our outstanding shares 10 to 1. In addition our principal shareholder agreed to cancel 70,000,000 shares of common stock. All references to the number of shares and par value in the accompanying financial statements and notes thereto have been adjusted to reflect the stock split, cancellation of shares and changes in the authorized number of shares of our common and preferred stock and their par value as though all such changes had been completed as of January 5, 1999.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates we are required to make. Actual results could differ from those estimates.

NOTE B – GOING CONCERN

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred net operating losses since our inception, and anticipate that we will incur net losses for the foreseeable future and require a significant amount of capital to commence our planned principal operations and proceed with our business plan. Accordingly, our ability to continue as a going concern is dependent upon our ability to secure an adequate amount of capital to finance our planned principal operations and/or implement our business plan. Our plans include selling shares of our common stock through our public offering (see Note F), however there is no assurance that we will be successful in our efforts to raise capital. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C - RELATED PARTY TRANSACTIONS

On the date of incorporation, 35,000,000 shares of our common stock were issued to our president and certain of our president's relatives as consideration for certain consulting services. The value of these services, which was based on the number, and fair value of shares issued (as determined by our Board of Directors), has been reflected as consulting services in the accompanying 1999 statement of operations.

During the year ended December 31, 2000, we recognized $15,000 of employee compensation. We believe this amount represents the fair value of services provided to us by our president during the year. Because this compensation will not be paid, now or in the future, this amount has been reflected as an increase in additional paid-in capital in the accompanying balance sheet. No amounts have been ascribed to the use of a portion of our president's home for office space in the accompanying statements of operations because the value of such office space was not considered significant.

Our President and majority stockholder periodically advances funds to us. These advances, which were repaid as of December 31, 2000, were unsecured, non-interest bearing and due on demand. Also, the parents of our President (who are also two of our minority stockholders) made a $100,000 capital contribution during the year. No consideration was provided and/or is to be provided for this contribution.

NOTE D - INCOME TAXES

During the year ended December 31, 2000 and the period January 5, 1999 (date of incorporation) to December 31, 1999, we recognized losses for both financial and tax reporting purposes. As such, no provision for income taxes and/or deferred income taxes payable have been provided for in the accompanying financial statements

At December 31, 2000, we had a net operating loss carryforward of approximately $9,100 for income tax purposes. The carryforward will be available to offset future taxable income through the year ended December 31, 2020. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because we established a valuation allowance to fully reserve such asset, as its realization did not meet the required asset recognition standard established by SFAS 109

NOTE E – NET LOSS PER SHARE

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding as of December 31, 2000 or 1999; accordingly basic and diluted net loss per share are identical for each of the periods in the accompanying statements of operations.

NOTE F – COMMON STOCK OFFERING

In October, 2000, our registration statement with the SEC to sell up to 20,000,000 shares of our common stock at $0.05 per share, was declared effective. The offering is on a best-efforts, no minimum basis. As such, there will be no escrow of any of the proceeds of the offering and we will have the immediate use of such funds to finance our operations.

MAXIM MORTGAGE CORPORATION

Page
Financial Statements (unaudited)
Balance Sheets as of September 30, 2001 and December 31, 2000	F-10
Statements of Operations for the three and nine months ended September 30, 2001 and 2000, and the period January 5, 1999 (date of incorporation) to September 30, 2001	F-11
Statement of Stockholders' Equity for the nine months ended September 30, 2001	F-12
Statements of Cash Flows for the three and nine months ended September 30, 2001 and 2000, and the period January 5, 1999 (date of incorporation) to September 30, 2001	F-13
Notes to Financial Statements	F-14

MAXIM MORTGAGE CORPORATION
(A Development Stage Enterprise)

BALANCE SHEETS

ASSETS	September 30, 2001 (unaudited)	December31, 2000
CURRENT ASSETS-
Cash and cash equivalents	$ 84,696	$ 92,378

TOTAL	$ 84,696	$ 92,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES	$ -	$ -

STOCKHOLDERS' EQUITY:
Preferred Stock - $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock - $0.0001 par value; 200,000,000 shares authorized; 35,030,000 shares issued and outstanding	3,503	3,503
Additional paid-in capital	134,747	123,497
Deficit accumulated during the development stage	(53,554)	(34,622)
Total stockholders' equity	84,696	92,378

TOTAL	$ 84,696	$ 92,378

SEE NOTES TO FINANCIAL STATEMENTS.

MAXIM MORTGAGE CORPORATION
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended September 30, 2001	For the nine months ended September 30, 2001	For the three months ended September 30, 2000	For the nine months ended September 30, 2000	For the Period January 5, 1999 (date of incorporation) to September 30, 2001

REVENUES- Interest	$1,139	$2,646	$-	$-	$3,966

EXPENSES:
Employee compensation	3,750	11,250	3,750	11,250	26,250
Consulting fees	-	-	-	-	10,500
Professional fees	4,671	7,257	6,551	6,551	16,749
Organizational costs	-	-	-	136	415
Other	701	3,071	217	217	3,606

Total expenses	9,122	21,578	10,518	18,154	57,520

NET LOSS	$(7,983)	$(18,932)	$(10,518)	$(18,154)	$(53,554)

Net Loss Per Share – Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number of Shares Outstanding	35,030,000	35,030,000	35,000,000	35,000,000	35,010,000

SEE NOTES TO FINANCIAL STATEMENTS.

MAXIM MORTGAGE CORPORATION
(A Development Stage Enterprise)

STATEMENT OF STOCKHOLDERS' EQUITY
For the nine months ended September 30, 2001
(Unaudited)

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balances, December 31, 2000	35,030,000	$ 3,503	$ 123,497	$ (34,622)	$ 92,378

Contribution of services by employee	-	-	11,250	-	11,250

Net Loss	-	-	-	(18,932)	(18,932)

Balances, September 30, 2001	35,030,000	$ 3,503	$ 134,747	$ (53,554)	$84,696

SEE NOTES TO FINANCIAL STATEMENTS.

MAXIM MORTGAGE CORPORATION
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended September 30, 2001	For the nine months ended September 30, 2001	For the three months ended September 30, 2000	For the nine months ended September 30, 2000	For the period January 5, 1999 (date of incorporation) to September 30, 2001
Cash Flows From Operating Activities:
Net loss	$(7,983)	$(18,932)	$(10,518)	$(18,154)	$(53,554)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock based consulting services	-	-	-	-	10,500
Non-cash compensation	3,750	11,250	3,750	11,250	26,250
Net Cash Used by Operating Activities	(4,233)	(7,682)	(6,768)	(6,904)	(16,804)

Cash Flows From Financing Activities:
Issuance of common stock	-	-	-	-	1,500
Net decreaese in affiliate advances	-	-	(415)	(279)	-
Capital contribution	-	-	100,000	100,000	100,000
Cash Provided by Financing Activities	-	-	99,585	99,721	101,500

Net Increase (decrease) In Cash and Cash Equivalents	(4,233)	(7,682)	92,817	92,817	84,696

Cash and Cash Equivalents at Beginning of Period	88,929	92,378	-	-	-

Cash and Cash Equivalents at End of Period	$84,696	$84,696	$92,817	$92,817	$84,696

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	$-	$-	$-

Cash paid for income taxes	$-	$-	$-	$-	$-

SEE NOTES TO FINANCIAL STATEMENTS.

MAXIM MORTGAGE CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Maxim Mortgage Corporation (“we”, “us”, “our”) was initially incorporated on January 5, 1999 under the laws of the state of Delaware as JAHB Holdings, Inc. On October 22, 2001, we changed our name to Maxim Mortgage Corporation. We are a development stage company that intends to engage in the brokerage, origination and sale of mortgage loans secured by residential or commercial real estate.

On October 22, 2001, our stockholders voted to amend our Articles of Incorporation by increasing our authorized common shares from 20,000,000 to 200,000,000, and by reducing our par value from $0.001 to $.0001 per share. This amendment also authorizes us to issue 5,000,000 shares of preferred stock with a par value of $0.0001. On October 22, 2001, we forward split our outstanding shares 10 to 1. In addition our principal shareholder agreed to cancel 70,000,000 shares of common stock. All references to the number of shares and par value in the accompanying financial statements and notes thereto have been adjusted to reflect the stock split, cancellation of shares and changes in the authorized number of shares of our common and preferred stock and their par value as though all such changes had been completed as of January 5, 1999.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Actual results could differ from those estimates.

BASIS OF PRESENTATION

Our accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, these financial statements do not include all of the footnotes required by accounting principles generally accepted in the United States of America. In our opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. The accompanying financial statements and the notes should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2000 contained in our Form 10-KSB.

NOTE B - GOING CONCERN

Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred net losses since our inception, anticipate incurring net losses for at least the next two years and will require a significant amount of capital to commence our planned principal operations and proceed with our business plan. Accordingly, our ability to continue as a going concern is dependent upon our ability to secure an adequate amount of capital to finance our planned principal operations and implement our business plan. We plan to offer shares of our common stock through various private placements and a secondary public offering (see Note F), however there is no assurance that we will be successful in our efforts to raise capital. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period January 5, 1999 (date of incorporation) to September 30, 2001, we recognized losses for both financial and tax reporting purposes. As such, no provision for income taxes and/or deferred income taxes payable have been provided for in the accompanying financial statements.

At September 30, 2001, we had a net operating loss carryforward of approximately $16,800 for income tax purposes. The carryforward will be available to offset future taxable income through the period ended September 30, 2021. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because we established a valuation allowance to fully reserve such asset, as its realization did not meet the required asset recognition standard established by SFAS 109.

NOTE D - RELATED PARTY TRANSACTIONS

On the date of incorporation, 35,000,000 shares of our common stock were issued to our president and certain of our president's relatives as consideration for certain consulting services. The value of these services, which was based on the number, and fair value of shares issued (as determined by our Board of Directors), has been reflected as consulting services in the accompanying statement of operations.

We recognized $11,250 of employee compensation during each of the nine-month periods ended September 30, 2001 and 2000, respectively. We believe these amounts represent the fair value of services provided to us by our president during these periods. Because this compensation will not be paid, now or in the future, these amounts have been reflected as increases in additional paid-in capital in the accompanying financial statements. No amounts have been ascribed to the use of a portion of our president's home for office space in the accompanying statements of operations because the value of such office space was not considered significant.

Our President and majority stockholder periodically advanced funds to us during the year ended December 31, 2000. These advances, which were repaid as of December 31, 2000, were unsecured, non-interest bearing and due on demand. Also, the parents of our president (who are also two of our minority stockholders) made a $100,000 capital contribution during the year. No consideration was provided and/or is to be provided for this contribution.

NOTE E – NET LOSS PER SHARE

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding at any time since our inception; accordingly, basic and diluted net loss per share are identical for each of the periods in the accompanying statements of operations.

NOTE F - COMMON STOCK OFFERING

In October, 2000, our registration statement with the SEC to sell up to 20,000,000 shares of our common stock at $0.05 per share, was declared effective. The offering, which will close on October 24, 2001, is on a best-efforts, no minimum basis. As such, there is no escrow of any of the proceeds of the offering and we have the immediate use of any such funds to finance our operations.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

As permitted by Delaware law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration Fee	$125
Blue Sky Fees and Expenses	$4,000
Legal Fees and Expenses	$4,000
Accountants' Fees and Expenses	$4,000
Transfer Agent Fees	$3,000

Total	$15,125

The expenses, except for the SEC fees, are estimated.

Item 26. Recent sales of unregistered securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

On January 5, 1999, we issued 100,000,000 shares to Mrs. Blechner, adjusted for our ten for one share split approved in October 2001, who was our president at the time. Mrs. Blechner subsequently transferred all of her shares to Joel Arberman, her husband, who then cancelled 70,000,000 of his shares.

On January 5, 1999, we also issued 2,500,000 shares to Alfred Arberman, and another 2,500,000 shares to Rachelle Arberman, adjusted for our ten for one share split approved in October 2001.

Each of the shareholders received their shares for a total of $10,500 of nominal corporate organization services provided. The purchases and sales were exempt from registration under the Securities Act of 1933, (the "Securities Act"), according to Section 4(2) on the basis that the transaction did not involve a public offering. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

All individuals that purchased shares of stock had the opportunity to ask questions and receive answers from our officers and directors. In addition, they had access to review all of our corporate records and material contracts and agreements.

January 5, 1999
Holli Blechner Sophisticated

Alfred Arberman Sophisticated

Rachelle Arberman Sophisticated

Item 27. Exhibits.

The exhibits marked with an "*" have already been filed. The remaining exhibits are filed with this Registration Statement:

Number Exhibit Name

3.1 Articles of Incorporation
3.2 Certificate of Amendment of Certificate of Incorporation
3.3 By-Laws
4.1 Subscription Agreement
5.1 Opinion Regarding Legality and Consent of Counsel
10.1 2001 Stock Option Plan
10.2 Incentive Stock Option Agreement
10.3 Non-Statutory Stock Option Agreement

10.4 Notice of Exercise of Stock Option Issued

10.5 Sean Craig Employment Agreement

10.6 Joel Arberman Employment Agreement

23.1 Consent of Expert

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

Item 28. Undertakings.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Atlanta, State of Georgia, on November 6, 2001.

(Registrant) Maxim Mortgage Corporation

By (signature and title) /s/ Joel Arberman
president, chief executive officer and director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Joel Arberman

president, chief executive officer, principal financial officer and director

As filed with the SEC on November 6, 2001 SEC Registration No. *

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

EXHIBITS
TO
REGISTRATION STATEMENT
ON FORM SB-2
UNDER
THE SECURITIES ACT OF 1933

Maxim Mortgage Corporation

(Consecutively numbered pages 1 through * of this Registration Statement)

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION
3.1	Articles of Incorporation	This Filing
3.2	Certificate of Amendment of Certificate of Incorporation	This Filing
3.3	Bylaws	This Filing
4.1	Subscription Agreement	This Filing
5.1	Opinion Regarding Legality and Consent of Counsel	This Filing
10.1	2001 Stock Option Plan	This Filing
10.2	Incentive Stock Option Agreement	This Filing
10.3	Non-Statutory Stock Option Agreement	This Filing
10.4	Notice of Exercise of Stock Option Issued	This Filing
10.5	Sean Craig Employment Agreement	This Filing
10.6	Joel Arberman Employment Agreement	This Filing
23.1	Consent of Kingery, Crouse & Hohl, P.A.	This Filing